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                                                                       EXHIBIT 1

                            [X3D TECHNOLOGIES LOGO]



May 20, 2002

Richard Noll, President
Activeworlds Corp.
95 Parker Street
Newburyport, MA 01950

RE:      X3D TECHNOLOGIES DEMAND FOR ACTIVEWORLDS CORP. SPECIAL MEETING OF
         SHAREHOLDERS

Dear Mr. Noll:

         As you are aware, X3D Technologies ("X3D") is the shareholder of record of 1.2 millions shares of Active World Corporation's (the "Company") common stock, representing in approximately 14% of the issued and outstanding shares of the Company's common stock. As Chief Executive Officer of X3D, I am hereby demanding that a meeting of Stockholders be held in accordance with the laws of the State of Delaware and the restated Bylaws of the Company, which in part state:

         1.       ARTICLE 1.6 OF THE BYLAWS ENTITLED SPECIAL MEETINGS states:
                  "Special meetings of the Stockholders, for any purpose, unless otherwise prescribed by statute or the Certificate of Incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Directors or 10% of the Stockholders entitled to vote. Such request shall state the purpose of the proposed meeting.

         2. ARTICLE 2.5 OF THE BYLAWS ENTITLED REMOVAL states: "Any Director or Directors may be removed from office with or without cause at any time by the affirmative vote of the holders of the majority of the shares of stock outstanding and entitled to vote. At a special meeting of the Stockholders called for the purpose and the vacancies thus created may be filled at the meeting held for the purpose of removal by the affirmative vote of the majority of interest of the Stockholders entitled to vote.

         In light of the fact that X3D represents approximately 14% of the issued and outstanding shares entitled to vote, it clearly qualifies pursuant to
Article 1.6 for the purpose of calling this meeting. The purpose of the meeting is to remove two (2) Directors identified as Alexander M. Adelson and Bruce Judson.


           2401 PGA Blvd., Ste. 110, Palm Beach Gardens, Florida 33410
               Telephone: (561) 493-7300 Facsimile: (561) 493-7315
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Mr. Richard Noll
May 20, 2002
Page 2 of 2


         In addition, we also call upon the Company and its General Counsel to assemble all necessary proxy materials for the purpose of calling the Special Meeting of the Shareholders for the purpose set forth above. X3D will obviously work with the Company in connection with the preparation of those proxy materials to ensure their accuracy and the full disclosure pursuant to Section 14 of the Securities Exchange Act of 1934 and consistent with Delaware law.

         We believe that this matter to be brought before the Shareholders require urgency and therefore would request that the Company act as expeditiously as possible within the context of the rules and regulations of the Securities and Exchange Commission. If you have any questions, you may contact the undersigned or the undersigned's counsel, Allan M. Lerner, Esq., at (954) 563-8111.

                                                              Very truly yours,



                                                              John C. Textor
                                                              Chairman & CEO